Exhibit 23.2

CONSENT OF QUALIFIED PERSON

The undersigned, Glen Kuntz, hereby states as follows:

I, Glen Kuntz, assisted with the preparation of the “Mineral Resource Estimate” with an effective date of February 19, 2019 (the “Mineral Resource Summary”), portions of which are extracted or summarized (the “Summary Material”) in this in this Annual Report on Form 10-K.

I hereby consent to the reference to the Mineral Resource Summary, the Summary Material and the reference to my name and the name of Nordmin Engineering Ltd. in the Form 10-K concerning the Technical Report.

Date: September 16, 2020	By:	/s/ Glen Kuntz

Name: Glen Kuntz, P. Geo Title: Consulting Specialist – Geology/Mining, Nordmin Engineering Ltd.